Exhibit 2.1

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

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FIRST AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of July 29, 2008, between FIRST CLOVER LEAF FINANCIAL CORP., a Maryland corporation and federal stock holding company (“FCLF”), and PARTNERS FINANCIAL HOLDINGS, INC., a Delaware corporation and bank holding company (“Partners”).

Recitals

A.           FCLF and Partners entered into an Agreement and Plan of Merger, dated as of April 30, 2008 (the “Merger Agreement”), which sets forth the terms and conditions governing the proposed merger of Partners with and into FCLF.

B.           Capitalized terms contained herein but not otherwise defined shall have the respective meanings ascribed to them in the Merger Agreement.

C.           Since the Mailing Date is closer, as initially contemplated by the parties, to the date the Merger Registration Statement is declared effective by the SEC, the parties hereto desire to amend the Merger Agreement as hereinafter set forth to change the definition of the “Election Form Record Date.”

D.           Since the Closing is not as close to the date of the Partners Stockholders’ Meeting as initially contemplated by the parties, the parties hereto desire to amend the Merger Agreement as hereinafter set forth to provide for a later Election Deadline.

Agreement

NOW THEREFORE, in consideration of the mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.           Section 3.3.2 of the Merger Agreement is hereby amended by changing the definition of “Election Form Record Date” to mean each Partners Stockholder who is the record holder of Partners Common Stock as of the record date set by the Board of Directors of Partners for purposes of the Partners Stockholders Meeting.

The remainder of Section 3.3.2 shall be unchanged and remain in full force and effect.

2.           Section 3.3.3 of the Merger Agreement is hereby amended by deleting the first sentence of the section in its entirety and inserting in lieu thereof the following:

To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., Edwardsville, Illinois time, on October 8, 2008, or such other date as the parties may agree, and if not October 8, 2008 but a different date, as shall be announced to the Partners Stockholders (the “Election Deadline”).”

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The remainder of Section 3.3.3 shall be unchanged and remain in full force and effect.

3.           Except as amended by this Amendment, the Merger Agreement remains in full force and effect.

4.           This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same Amendment and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties hereto. Facsimile signatures shall be valid and treated as originals.

5.           This Amendment shall be governed by the internal laws of the state of Illinois without reference to conflict of law principals.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed on its behalf by its officers thereunder duly authorized, as of the date first set forth above.

FIRST CLOVER LEAF FINANCIAL CORP.

By	/s/ Dennis M. Terry
Name:	Dennis M. Terry
Title:	President and CEO

PARTNERS FINANCIAL HOLDINGS, INC.

By	/s/ Bart J. Solon
Name:	Bart J. Solon
Title:	Chairman and CEO